Exhibit (a)(1)(F)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units

        Check Point Software Technologies Ltd. has received your election form dated [_________________, 2006], by which you elected to have some or all of your eligible outstanding options (those options granted on or after January 1, 2004 under our 1996 Israel Stock Option Plan, our 1996 United States Stock Option Plan, our 2000 RoW Stock Option Plan, our 2005 Israel Equity Incentive Plan, our 2005 RoW Master Equity Incentive Plan or our 2005 United States Equity Incentive Plan) cancelled in exchange for restricted stock units, subject to the terms and conditions of the offer.

        If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you. A properly completed and signed copy of the withdrawal form must be received by facsimile, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) by:

        Geula Gomen
        Check Point Software Technologies Ltd.
        3A Jabotinsky St., Diamond Tower
        Ramat Gan 52520 Israel
        Fax: +972-3-7534950
        E-mail: geula@checkpoint.com

        Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to John Slavitt, our General Counsel, at:

        Check Point Software Technologies, Inc.
        800 Bridge Parkway
        Redwood City, California 94065
        (650) 628-2110

        Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Check Point will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Check Point gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Check Point's formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

        This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Eyal Desheh, dated September 18, 2006; (3) the election form; and (4) the withdrawal form. You may also access these documents through Check Point’s intranet site at http://cpi.checkpoint.com/WWFinance/EmployeeServices/248387.asp or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

        Confirmation E-mail to Employees who Withdraw their Stock Options from the Exchange Offer

        Check Point Software Technologies Ltd. has received your withdrawal form dated [_______________, 2006], by which you rejected Check Point's offer to exchange some or all of your eligible outstanding options for restricted stock units. Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

        If you change your mind and decide that you would like to participate in this offer, a properly completed and signed copy of the election form must be received by facsimile, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006) by:

        Geula Gomen
        Check Point Software Technologies Ltd.
        3A Jabotinsky St., Diamond Tower
        Ramat Gan 52520 Israel
        Fax: +972-3-7534950
        E-mail: geula@checkpoint.com

        Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to John Slavitt, our General Counsel, at:

        Check Point Software Technologies, Inc.
        800 Bridge Parkway
        Redwood City, California 94065
        (650) 628-2110

        This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted stock units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Eyal Desheh, dated September 18, 2006; (3) the election form; and (4) the withdrawal form. You may also access these documents through Check Point’s intranet site at http://cpi.checkpoint.com/WWFinance/EmployeeServices/248387.asp or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.